Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, which pertains to the Bonanza Creek Energy, Inc. 2011 Long-Term Incentive Plan, of the following reports appearing in the Prospectus dated December 15, 2011 filed by Bonanza Creek Energy, Inc. (the “Company”) with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, in connection with the Company’s Registration Statement on Form S-1 (No. 333-165717):

•                  Our report dated July 21, 2011, relating to our audit of the consolidated financial statements of Bonanza Creek Energy, Inc. as of December 31, 2010 and for the period from inception (December 23, 2010) to December 31, 2010.

•                  Our report dated July 21, 2011, relating to our audit of the consolidated financial statements of Bonanza Creek Energy Company, LLC as of December 23, 2010 and December 31, 2009, and for the period January 1, 2010 to December 23, 2010 and the years ended December 31, 2009 and 2008.

•                  Our report dated July 21, 2011 relating to our audit of the financial statements of Holmes Eastern Company, LLC as of December 23, 2010 and December 31, 2009, and for the period January 1, 2010 to December 23, 2010 and the period from inception (May 1, 2009) to December 31, 2009.

/s/ Hein & Associates LLP

Denver, Colorado
January 27, 2012